Exhibit 99.3

Emerald Expositions Announces Resignation of President and CEO, David Loechner

Appoints Philip Evans as Interim President and CEO

SAN JUAN CAPISTRANO, Calif. (November 1, 2018) - Emerald Expositions Events, Inc. (NYSE:EEX) (“Emerald” or the “Company”), a leading U.S. business-to-business trade show, event, and conference producer, today announced that, with the agreement of the Company’s Board of Directors (the “Board”), David Loechner has resigned his position as President and Chief Executive Officer and as a member of the Board, effective as of the close of business on November 8, 2018.  With the assistance of an executive search firm, the Board has commenced the search for a permanent successor to Mr. Loechner. Philip Evans, Chief Financial Officer, has been appointed by the Board of Directors as Interim President and Chief Executive Officer, effective as of the close of business on November 8, 2018 and until a permanent replacement is named.  Mr. Loechner will stay on with the Company as an employee through December 31, 2018 and will work closely with Mr. Evans and the leadership team to ensure a smooth transition.

David Loechner said, “After more than 35 years with Emerald and its predecessor companies, this was a difficult decision to make. However, I believe that the Company is well positioned in its industry and its end markets, and this is the right time for me to retire from Emerald. It has been an honor and privilege to lead the Company over the last eight years and to have worked with so many talented people. Together we have accomplished a great deal, and I look forward to working with Phil and team, through the end of the year, to ensure the business transitions smoothly.”

Kosty Gilis, Chairman of the Board, commented, “On behalf of the Board, I would like to thank David for his leadership and numerous contributions over the past five years as we successfully built Emerald into the leading business-to-business trade show operator in the United States. With David’s strategic vision and day-to-day management, we have built a strong foundation consisting of a portfolio of industry leading shows and events that position Emerald for continued success.”

Mr. Gilis continued, “We look forward to further improvements under a new Chief Executive Officer who will lead the Company through the next phase of growth.  The Board and Emerald remain committed to delivering long-term value to our shareholders through solid execution on all aspects of our operating model, including profitable organic growth and strategic M&A.  Phil, together with his strong and experienced management team, will work closely with me and the Board to make this leadership transition seamless for our customers, shareholders and employees.”

Mr. Evans has served as Emerald’s Chief Financial Officer since 2013 and has over 30 years of experience in financial and leadership roles. Additionally, Mr. Evans played a critical role in leading the Company through its successful initial public offering in April 2017. Prior to joining Emerald, Mr. Evans served as CFO for several companies, most recently ProQuest, a leading provider of online information to researchers.

About Emerald Expositions

Emerald is the largest operator of business-to-business trade shows in the United States by net square feet (“NSF”), with most of our trade shows dating back several decades. Emerald currently operates more than 55 trade shows, as well as numerous other events. In 2017, Emerald’s events connected over 500,000 global attendees and exhibitors and occupied over 6.9 million NSF of exhibition space.

Emerald Expositions Events, Inc.

Philip Evans, Chief Financial Officer

1-866-339-4688 (866EEXINVT)

Investor.relations@emeraldexpo.com

Source: Emerald Expositions Events, Inc.